CONFIDENTIAL SETTLEMENT COMMUNICATION

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TRW AUTOMOTIVE HOLDINGS CORP.
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SUPPLEMENT #2 TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by TRW Automotive Holdings Corp. on October 20, 2014, as supplemented by the Schedule 14A filed with the SEC on November 10, 2014 (as supplemented, the “Definitive Proxy Statement”), which should be read in its entirety.  Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.  Underlined text shows text being added to a referenced disclosure in the Definitive Proxy Statement in the case of an amended and restated disclosure.

As previously described in the Definitive Proxy Statement under the heading “The Merger Proposal (Proposal 1)—Transaction Litigation,” purported stockholders of TRW have initiated legal actions challenging the merger.  While the Definitive Proxy Statement described five pending actions, two additional actions were subsequently filed in Delaware Chancery Court: Luther Berry v. TRW Automotive Holdings Corp., John C. Plant, Neil P. Simpkins, James F. Albaugh, Francois J. Castaing, Robert L. Friedman, Michael R. Gambrell, J. Michael Losh, David W. Meline, Jody G. Miller, David S. Taylor, MSNA, Inc. and ZF Friedrichshafen AG, No. 10264-VCL and I.U.O.E. Local 132 Health and Welfare Fund v. TRW Automotive Holdings Corp., John C. Plant, Neil P. Simpkins, James F. Albaugh, Francois J. Castaing, Robert L. Friedman, Michael R. Gambrell, J. Michael Losh, David W. Meline, Jody G. Miller, David S. Taylor, ZF Friedrichshafen AG, and MSNA, Inc., No. 10265-VCL.  The complaints in these additional actions include claims for breach of fiduciary duty against the individual directors, alleging that the directors violated the duties of loyalty, good faith and due care owed to TRW’s stockholders.  The complaints also include claims for aiding and abetting breaches of fiduciary duty against TRW, ZF, and Merger Sub.  These additional actions seek, among other forms of relief, an order enjoining the transaction, rescinding the merger agreement to the extent it has already been implemented, and awarding attorneys’ fees and costs.

As previously stated in the Definitive Proxy Statement, TRW and the individual directors (collectively, the “TRW Defendants”) filed answers in the action pending in the Circuit Court of Oakland County, Michigan (the “Oakland County Action”).  TRW filed its answer on October 3rd, and the individual directors filed their answer on October 15th.  Plaintiffs’ counsel and the TRW Defendants subsequently agreed that the first-filed Oakland County Action would proceed, while the other cases remained pending.  An Amended Complaint was filed on October 20th in the action pending in the Circuit Court of Oakland County, Michigan, which the TRW Defendants answered on November 10th.  After engaging in limited discovery, plaintiffs’ counsel indicated that they believed additional disclosures should be made available to TRW’s stockholders.

On November 12, 2014, plaintiffs, the TRW Defendants, ZF, and Merger Sub entered into a memorandum of understanding (the “MOU”) agreeing in principle to settle all pending actions in exchange for TRW’s agreement to make certain supplemental disclosures described below.  The MOU contemplates that the parties will finalize and execute a stipulation of dismissal within ninety days of the execution of the MOU and present the stipulation to the Circuit Court of Oakland County for final approval.  If approved by the court, it is anticipated that the settlement will result in a release of all defendants from all claims that were or could have been asserted challenging any aspect of or otherwise relating to the merger, the merger agreement or the disclosures made in connection therewith, and that the action pending in the Circuit Court of Oakland County will be dismissed with prejudice.  Plaintiffs and their counsel in the actions pending in the Circuit Court of Wayne County and the Court of Chancery of the State of Delaware are obligated to seek to dismiss those actions with prejudice within three business days of the Circuit Court of Oakland County approving the settlement.

Pursuant to the terms of the MOU, TRW has agreed to make certain supplemental disclosures regarding the merger in this supplement to the Definitive Proxy Statement.  The supplemental disclosures are contained below in this supplement and should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety.  In return, plaintiffs have agreed to the dismissal of all pending transaction litigation with prejudice and to withdraw and/or refrain from filing any and all motions seeking to enjoin or otherwise challenging the merger, as described above.  In addition, the MOU contemplates that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses.  There can be no assurance that the parties will ultimately reach agreement on a definitive stipulation of settlement or that the court will approve the proposed settlement, even if the parties were to enter into such stipulation of settlement.  The settlement contemplated by the MOU is not, and should not be construed as, an admission of wrongdoing or liability by any defendant.  Additionally, TRW believes that no supplemental disclosure is required under applicable laws.  However, in order to avoid the risk of the putative stockholder class actions delaying or adversely affecting the merger and to minimize the expense of defending such actions, TRW agreed, pursuant to the terms of the MOU, to make certain supplemental disclosures related to the proposed merger, all of which are set forth below.

Supplemental Information to the Definitive Proxy Statement

The Merger Proposal (Proposal 1)—Background of the Merger

The carryover paragraph on pages 34 and 35 under the heading “Background of the Merger” is amended and restated as follows:

On July 5, 2014, the TRW Board held a meeting in New York, at which Mr. Cantie and representatives of Goldman Sachs and Simpson Thacher & Bartlett LLP (“Simpson Thacher”), TRW’s outside counsel, were present, the agenda of which meeting included discussion of ZF’s preliminary, non-binding proposal, an update on TRW management’s projections, a preliminary financial analysis by Goldman Sachs and a summary of the TRW Board’s fiduciary duties by Simpson Thacher. Mr. Plant first updated the TRW Board on the contact between representatives of TRW and ZF since the June 20th board meeting. Following this update, representatives from Simpson Thacher discussed the TRW Board’s fiduciary duties in connection with their review and consideration of ZF’s preliminary proposal and the exploration of other strategic alternatives more generally. Next, as requested by the TRW Board at the previous meeting in order to provide sufficient context for analyzing ZF’s preliminary proposal, Mr. Plant and Mr. Cantie presented management’s projections (discussed under “The Merger Proposal (Proposal 1)—Certain Financial Projections”) and the current company strategy overview, which strategy overview had most recently been presented to the TRW Board at its May 14, 2014 meeting as part of its customary annual review process. This presentation included a market and industry overview, a review of TRW’s current key priorities and strategies, and information on TRW’s position in the market. Mr. Plant also conveyed his view of the uncertainty inherent in those management projections, particularly given the cyclical nature of the automotive supplier business and the automotive industry generally.  Mr. Plant also conveyed his view that the automotive industry had experienced five years of largely uninterrupted growth and that, in his opinion, such growth was unlikely to continue indefinitely given the historical cyclicality of the automotive industry.  Following the presentation by Messrs. Plant and Cantie, at the direction of the TRW Board, representatives from Goldman Sachs discussed Goldman Sachs’ preliminary financial analysis of several potential strategic alternatives for TRW, including the proposal from ZF, as well as other potential strategic alternatives available to TRW, including continuing to operate as an independent company or pursuing a sale to a strategic buyer (either for cash or stock or a combination thereof) or a financial sponsor, a levered recapitalization, or a sale of assets.  To that end, Goldman Sachs’ presentation identified certain strategic parties and presented certain characteristics of such parties in order to inform the discussion with the TRW Board of the likelihood of any other strategic party being a viable acquirer.  Following the presentations, the TRW Board, TRW management and their advisors discussed at length the strategic alternatives available to TRW and the potential responses to ZF’s preliminary proposal and the advantages and disadvantages of each such response. Although the TRW Board determined that any transaction with ZF should be at a higher price per share than the $100.00 per share provided by ZF’s preliminary proposal, given the attractive valuation initially put forward by ZF and the TRW Board’s belief that a higher price could be achieved, the TRW Board authorized TRW management and Goldman Sachs to continue discussions with ZF to ascertain the seriousness of its proposal as well as ZF’s approach to certain key transaction terms, including the allocation of antitrust risk—which ZF preliminarily indicated it believed would be addressed in part via the sale of its interest in the Steering Joint Venture to Bosch—the details of ZF’s contemplated debt financing and ZF’s internal approval processes and overall timing contemplated by ZF. To that end, it was agreed that Mr. Plant would attend dinner on July 7, 2014 with Dr. Sommer and Prof. Dr. Behr so that Mr. Plant could obtain a better understanding of ZF’s approach on these issues.

The second full paragraph on page 36 under the heading “Background of the Merger” is amended and restated as follows:

On July 12, 2014 the TRW Board held a telephonic meeting to discuss, among other things, ZF’s increased offer. Mr. Cantie and representatives of Goldman Sachs and Simpson Thacher participated in the telephonic meeting. The TRW Board explored Mr. Plant’s views as to ZF’s willingness to further increase its price, its commitment to complete all necessary due diligence within two weeks and the ZF Supervisory Board’s support for a potential transaction. The TRW Board also received an update as to the status of ZF’s discussions with Bosch. Goldman Sachs discussed the likelihood of another potential buyer emerging and confirmed that no other party had contacted it indicating an interest to submit a proposal to acquire TRW, notwithstanding the fact that TRW’s July 10th press release noted that TRW had engaged Goldman Sachs. Mr. Plant and Mr. Cantie confirmed that neither of them had been contacted by any other third party indicating an interest to submit a proposal to acquire TRW. The TRW Board members discussed with the Goldman Sachs representatives whether there was any merit to affirmatively reaching out to potential bidders, and determined that, for the time being, Goldman Sachs should wait to see the full effects of TRW’s July 10th announcement and other press speculation regarding a transaction before potentially disrupting the process with ZF by proactively reaching out to third parties, particularly given the extensive press coverage regarding the potential transaction and the market’s awareness of Goldman Sachs’ involvement.  In particular, the TRW Board concluded that given the prominence of TRW and ZF and the already widespread coverage of the parties’ announcements regarding a potential transaction, any third party interested in pursuing an acquisition of TRW was likely to be aware of the fact that TRW was evaluating its strategic alternatives and its engagement of Goldman Sachs in connection with such evaluation. After further discussion and a review by Goldman Sachs of the financial analyses previously discussed with the TRW Board at the July 5th meeting, the TRW Board concluded that in light of the compelling valuation presented by ZF’s increased offer it was appropriate to permit ZF to commence full due diligence.

The third paragraph on page 39 under the heading “Background of the Merger” is amended and restated as follows:

On September 10, 2014, the TRW Board held a meeting in New York at which Mr. Cantie, Ms. Walker-Lee and representatives of Goldman Sachs and Simpson Thacher participated. Mr. Plant provided an update as to the status of negotiations, including ZF’s reluctance to further increase its price (beyond $105.00) for several reasons, including recent movement in the Euro-to-US dollar exchange rate. Mr. Plant further conveyed ZF’s indication regarding the termination fees, but cautioned that TRW and Simpson Thacher would need to review the details of any such proposal before coming to a definitive conclusion regarding its desirability. Representatives from Goldman Sachs then discussed its financial analyses of the contemplated transaction, as well as an updated financial analysis of the various potential strategic alternatives discussed at the July 5th and July 12th meetings of the TRW Board. After discussion of the various potential strategic alternatives, the TRW Board concluded that the levered recapitalization and asset sale alternatives raised substantial execution issues and that such alternatives were not reasonably likely to be in the best interests of TRW’s stockholders. After discussion with Goldman Sachs, the TRW Board also concluded that the sale of TRW to a private equity firm would be difficult due to several factors, including the large equity investment that would be needed for such a transaction. In response to a question from a member of the TRW Board, representatives of Goldman Sachs also confirmed, again, that they had not been contacted by any potential strategic or private equity bidders suggesting an interest in submitting a proposal to acquire TRW. Messrs. Plant and Cantie also confirmed that neither of them had been contacted by any potential strategic or private equity bidders suggesting an interest in submitting a proposal to acquire TRW. The TRW Board members revisited with the Goldman Sachs representatives whether there was any merit to affirmatively reaching out to potential bidders.  The TRW Board reaffirmed that in light of the previously discussed analysis regarding various potential strategic alternatives and given the extensive press coverage of the potential transaction and the absence of any proposals to acquire TRW, such outreach was unlikely to be productive and would likely be disruptive. Representatives of Simpson Thacher then provided a summary of the key terms of the then-current draft merger agreement, also highlighting the points that remained subject to further discussion with ZF.

The Merger Proposal (Proposal 1)—Opinion of TRW’s Financial Advisor

The sub-section under the heading “Selected Companies Analysis” is supplemented as follows:

Goldman Sachs observed the following multiples for each of the selected companies:

Selected Companies	EV / EBITDA (2014E)	Adj. EV / EBITDAPO (2014E)	Price / Earnings (2014E)
American Axle & Manufacturing Holdings, Inc.	5.5x	6.4x	8.0x
Autoliv, Inc.	7.9x	7.8x	16.6x
BorgWarner Inc.	9.9x	9.9x	18.0x
Dana Holding Corporation	6.1x	6.8x	11.4x

Selected Companies	EV / EBITDA (2014E)	Adj. EV / EBITDAPO (2014E)	Price / Earnings (2014E)
Delphi Automotive PLC	8.8x	8.9x	13.8x
Lear Corporation	6.5x	6.5x	12.8x
Magna International Inc.	7.0x	7.1x	12.9x
Tenneco Inc.	6.2x	6.2x	13.2x

The sub-section under the heading “Selected Transactions Analysis” is supplemented as follows:

Goldman Sachs observed the following multiples for each of the selected transactions:

Date	Target	Acquirer	EV/LTM EBITDA
October 2004	Tesma International Inc.	Magna International Inc.	4.6x
November 2004	Beru AG	BorgWarner Inc.	6.8x
August 2006	Metaldyne Corporation	Asahi Tec Corporation	5.9x
October 2006	Pacifica Group Ltd	Robert Bosch GmbH	6.7x
May 2007	Sumitomo Wiring Systems, Ltd.	Sumitomo Electric Industries, Ltd.	4.7x
January 2008	Mando Corp.	Investor Group	4.9x
July 2008	Federal-Mogul Corporation	Icahn Enterprises Holdings LP	4.6x
July 2008	Continental AG	Schaeffler AG	7.4x
July 2010	Tomkins Ltd.	Onex / CPP Investment Board	7.9x
November 2010	UCI International	Rank Group Limited	5.9x
September 2011	TMD Friction Holding GmbH	Nisshinbo Holdings	6.2x
May 2012	Schrader Electronics	Madison Dearborn Partners	6.8x
February 2013	WET Automotive Systems AG	Gentherm Europe GmbH	4.9x
January 2014	Johnson Controls - Auto Electronics	Visteon Corporation	4.6x

The sub-section under the heading “Illustrative Discounted Cash Flow Analysis” is supplemented as follows:

In deriving the range of illustrative discount rates of 9.5% to 11.5% for the purposes of this analysis, Goldman Sachs utilized the Capital Asset Pricing Model, which takes into account company-specific metrics, including the Company’s target capital structure, the estimated cost of long-term debt, tax rate and historical beta, as well as certain financial metrics for the United States financial markets generally.

The implied LTM EBITDA exit multiple ranged from 5.1x to 7.7x.

The sub-section under the heading “Illustrative Present Value of Future Share Price Analysis” is supplemented as follows:

Implied Present Value Per Share of Common Stock

	2014E	2015E	2016E	2017E
5.0x – 7.0x EV/Fwd. EBITDA	$71 - $102	$74 - $107	$74 - $106	$75 - $109
5.5x – 7.5x EV/ Fwd. EBITDAPO	$76 - $106	$81 - $113	$82 - $113	$85 - $117

The first paragraph under the heading “Illustrative Leveraged Buyout Analysis” is supplemented as follows:

For purposes of this analysis, Goldman Sachs assumed, based on professional judgment and experience, $4.5 billion of term loans with a coupon of LIBOR plus 350 (and a 100 basis points LIBOR floor) and $4.2 billion of senior notes with a fixed annual interest rate of 7.5%.

The first full paragraph on page 53 under the heading “Opinion of TRW’s Financial Advisor” is supplemented as follows:

During the two year period ended September 15, 2014, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided to TRW and/or its affiliates of approximately $504,000.

The Merger Proposal (Proposal 1)—Certain Financial Projections

Note (3) to the “Management Projections” table on page 56 under the heading “Certain Financial Projections” is supplemented as follows:

The Unlevered Free Cash Flow as utilized by Goldman Sachs in connection with its financial analysis summarized under “The Merger Proposal (Proposal 1)—Opinion of TRW’s Financial Advisor” was $462 million for the second half of FY 2014, $500 million for FY 2015, $735 million for FY 2016, $845 million for FY 2017 and $985 million for FY 2018, and the “terminal year” Unlevered Free Cash Flow was $1,036 million.